Exhibit 99.2

                 Rogers Corporation Appoints New Board Director

     ROGERS, Conn.--(BUSINESS WIRE)--June 20, 2007--Rogers Corporation (NYSE:ROG) today announced that its Board of Directors has appointed Dr. J. Carl Hsu, PhD, to serve as a member of the Company's Board.

     Dr. Hsu is currently Professor and Chairman of the International Consultative Committee, School of Software and Microelectronics, and Professor, School of Electrical Engineering and Computer Science, of the Peking University in Beijing, China. Dr. Hsu, an internationally recognized authority on telecommunications and information technology, began his professional career in 1971 at Bell Labs. His successful professional track record includes roles as Executive Vice President, Bell Labs Advanced Technologies, President and CEO of Lucent Communications Software Group, and President, Bell Labs Asia Pacific and China. Among many honors bestowed on him, he is an IEEE fellow and charter member of the IEEE Advisory Board on China, and a member of the Committee of One Hundred, comprised of top Chinese-American business, political, technology, cultural, and educational leaders in the United States.

     Currently he serves on the Board of Directors of Taiwan Mobile, and Xinwei Telecom Technology Inc. in China.

     Dr. Hsu received his BSEE degree from the National Taiwan University, and his MS and Ph.D. degrees in Computer Science from the University of California, Los Angeles.

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.


     CONTACT: Editorial and Investor Contact:
              Edward Joyce, 860-779-5705
              Fax: 860-779-5509
              edward.joyce@rogerscorporation.com
              Rogers' Web site: www.rogerscorporation.com